Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Cash Dividend on Common Stock and Increase in Stock Repurchase Authorization

Baton Rouge, LA – May 15, 2025 – Lamar Advertising Company (Nasdaq: LAMR) (the “Company”), a leading owner and operator of outdoor advertising and logo sign displays, announces that its board of directors has declared a quarterly cash dividend of $1.55 per share payable on June 30, 2025 to stockholders of record of Lamar’s Class A common stock and Class B common stock on June 16, 2025. The Company expects aggregate quarterly distributions to stockholders in 2025, including the dividend payable on June 30, 2025, will total at least $6.20 per common share.

In addition, as previously announced, the Company has completed $150 million in stock repurchases under its existing stock repurchase program, and had $100 million available to be repurchased in the future under the program. Today, the Company announces that its board of directors has approved an increase to the stock repurchase program in the amount of $150 million, bringing the total amount remaining that is available to be repurchased under the program to $250 million.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning Lamar Advertising Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

About Lamar Advertising Company

Founded in 1902, Lamar Advertising Company is one of the largest outdoor advertising companies in North America, with over 363,000 displays across the United States and Canada. Lamar offers advertisers a variety of billboard, interstate logo, transit and airport advertising formats, helping both local businesses and national brands reach broad audiences every day. In addition to its more traditional out-of-home inventory, Lamar is proud to offer its customers the largest network of digital billboards in the United States with approximately 5,100 displays.

Company Contact:

Buster Kantrow

Director of Investor Relations

Lamar Advertising Company

(225) 926-1000

bkantrow@lamar.com